Exhibit 21

SUBSIDIARIES

SITO Mobile Solutions, Inc. f/k/a Single Touch Systems, Inc.

SITO Mobile R&D IP, LLC f/k/a Single Touch Interactive R&D IP, LLC

DoubleVision Networks, Inc.